EXHIBIT 99.1

Nassda Contact:

Tammy Liu

Nassda Corporation

(408) 327-7710

tammy@nassda.com or ir@nassda.com

Nassda Announces Revenue of $8.4 Million for the Quarter Ended September 30, 2003

Net Income of $323,000, or $0.01 per Diluted Share

Santa Clara, Calif., October 21, 2003 – Nassda Corporation (Nasdaq: NSDA), a leading provider of full-chip circuit simulation and analysis software for the design and verification of complex semiconductors, today announced financial results for the quarter ended September 30, 2003, the fourth quarter of Nassda’s fiscal 2003. Revenue for the quarter ended September 30, 2003 was $8.4 million, an increase of 12% from $7.5 million for the quarter ended June 30, 2003 and a decrease of $1.5 million from $9.9 million for the quarter ended September 30, 2002.

Net income for the quarter ended September 30, 2003 was $323,000, or $0.01 per diluted share, an increase of 65% from $196,000, or $0.01 per diluted share, for the quarter ended June 30, 2003 and a decrease from $2.2 million, or $0.08 per diluted share, for the quarter ended September 30, 2002.

Fiscal 2003 Results

Total revenue for fiscal 2003 was $35.1 million, a 3% increase from $33.9 million for fiscal 2002. Net income for fiscal 2003 was $3.6 million, or $0.12 per diluted share, as compared to net income for fiscal 2002 of $6.4 million, or $0.23 per diluted share.

“Once again, with the company’s great team work throughout the quarter, I am happy to report that we exceeded our booking and revenue goals and met the earnings target for the last quarter of our fiscal 2003,” said Sang Wang, Chief Executive Officer. “Fiscal 2003 has been a challenging year for us and I want to thank our customers for their continued support and our employees for their dedication. As we move into fiscal 2004, our research and development team is focused on the next major release of our products scheduled for the third quarter of fiscal 2004 and our sales personnel look forward to executing our sales strategies for the new fiscal year. Most importantly, all of us at Nassda are committed to provide our customers innovative products with a high level of support.”

Business Outlook

Although there have been signs of some recovery in the global economy, we have not seen any major changes in our customers’ spending pattern and do not expect those patterns to change materially during fiscal 2004. As a result, for the quarter ending December 31, 2003, Nassda expects total revenue of $8.8 million to $9.0 million and fully diluted earnings per share of approximately $0.02.

For fiscal 2004, Nassda anticipates total revenue of $39 million to $40 million and fully diluted earnings per share of approximately $0.13 to $0.15. Nassda expects sequential quarterly growth in total revenue. Due to the expected continued penetration into major accounts and customers demanding more flexibility, Nassda expects time-based license bookings as a percent of total bookings to increase to between 60% to 70%. As a result, time-based license revenue as a percent of total revenue is expected to increase to between 50% to 60%.

Nassda intends to use its efforts to continue to control operating costs, but also anticipates making additional investments in Nassda’s worldwide sales, support, research and development organizations. As a result, Nassda expects quarterly operating margins to vary and range between 6% to 16% during fiscal 2004.

Nassda will hold a conference call that includes business outlook, with financial analysts and investors at 2:00 p.m. PDT today. A live webcast of the call will be available on Nassda’s Web site at http://www.nassda.com or http://www.fulldisclosure.com. Following completion of the call, a rebroadcast of the webcast will be available at http://www.nassda.com or http://www.fulldisclosure.com through October 28, 2003.

Those without internet access may listen to a replay of the call by dialing (719) 457-0820, access code 615381. The replay will be available from 5:00 p.m. PDT on October 21, 2003 through October 28, 2003.

About Nassda

Nassda Corporation (Nasdaq: NSDA) is a leading provider of full-chip circuit verification software for complex nanometer semiconductors. Headquartered in Santa Clara, California, the company develops and markets simulation and analysis solutions for advanced ICs, especially for analog, mixed signal, memory, system-on-chip and high performance digital designs. Nassda’s products enable first silicon success, and improve product quality and production yield for its consumer, communication, computer, and memory customers. The company has sales and distribution offices throughout the world. For more information about Nassda, please visit the company’s website at www.nassda.com.

Forward Looking Statements

This press release contains forward-looking statements regarding future product releases, anticipated revenue, operating margins and diluted earnings per share, the percentage of time-based license bookings and revenue and acceptance of new products that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty, including without limitation, future performance being dependent on: availability of customer budgets for Nassda’s products, Nassda’s cost control measures, the timing and extent of legal expenses related to Nassda’s on-going litigation, Nassda’s product development schedules, the design performance of Nassda’s existing and new electronic design automation software and other tools, as well as customer’s adoption of Nassda’s products, whether customers purchasing products select time-based or perpetual licenses and those customer’s design and manufacturing schedules. In addition, continued reduced capital spending or delayed implementation of programs due to adverse general economic conditions and reduced demand for products containing complex nanometer-scale semiconductors may impact Nassda’s future performance. These risks, uncertainties and other factors may cause Nassda’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In addition, historical information should not be considered a predictor of future performance. Neither Nassda nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Nassda disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Nassda, see Nassda’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2003, as filed with the Securities and Exchange Commission.

Nassda Corporation

Condensed Consolidated Income Statements

(in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002
	(Unaudited)
Revenue
Product	$2,061	$5,181	$11,796	$19,101
Subscription	3,852	2,925	14,601	9,587
Maintenance	2,500	1,766	8,658	5,219

Total revenue	8,413	9,872	35,055	33,907

Cost of revenue
Cost of product revenue	43	102	241	259
Cost of subscription revenue	83	85	343	276
Cost of maintenance revenue	193	198	802	685

Total cost of revenue	319	385	1,386	1,220

Gross profit	8,094	9,487	33,669	32,687

Operating expenses:
Research and development	1,942	1,645	7,145	5,478
Sales and marketing	2,366	2,554	10,774	9,388
General and administrative	3,318	2,166	10,653	7,773
Stock-based compensation	230	249	955	1,005

Total operating expenses	7,856	6,614	29,527	23,644

Income from operations	238	2,873	4,142	9,043
Other income, net	222	291	949	940

Income before income taxes	460	3,164	5,091	9,983
Provision for income taxes	(137)	(1,002)	(1,527)	(3,579)

Net income	$323	$2,162	$3,564	$6,404

Earnings per share:
Basic	$0.01	$0.09	$0.14	$0.32
Diluted	$0.01	$0.08	$0.12	$0.23
Shares used in computing earnings per share:
Basic	25,653	23,699	25,058	20,166
Diluted	29,167	28,495	28,781	27,697

Nassda Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2003	September 30, 2002
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$92,165	$78,452
Accounts receivable, net of allowance	1,874	4,156
Prepaid expenses and other current assets	996	553
Deferred income taxes	2,568	2,050

Total current assets	97,603	85,211
Property and equipment, net	704	784
Other assets	1,165	727

Total assets	$99,472	$86,722

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$230	$555
Accrued compensation	2,689	4,130
Accrued liabilities	3,280	1,982
Income taxes payable	1,713	882
Deferred revenue	8,982	6,065

Total current liabilities	16,894	13,614
Deferred revenue	849	—
Other long-term liabilities	64	54

Total liabilities	17,807	13,668

Stockholders’ equity:
Common stock	26	25
Additional paid-in capital	70,343	66,378
Deferred stock-based compensation	(1,117)	(2,208)
Accumulated other comprehensive income/(loss)	(4)	6
Retained earnings	12,417	8,853

Total stockholders’ equity	81,665	73,054

Total liabilities and stockholders’ equity	$99,472	$86,722